EXHIBIT 10.1

PRECEDENT AGREEMENT
THIS PRECEDENT AGREEMENT made as of the October 31, 2017.
BETWEEN:
TRANSCANADA PIPELINES LIMITED
a Canadian corporation
("TransCanada")

OF THE FIRST PART

AND:

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
a Maine general partnership
("PNGTS" or "Shipper")

OF THE SECOND PART

WITNESSES THAT:

WHEREAS TransCanada owns and operates a natural gas pipeline system extending from a point near the Alberta/Saskatchewan border where TransCanada's facilities interconnect with the facilities of NOVA Gas Transmission Ltd. easterly to the Province of Quebec with branch lines extending to various points on the Canada/United States of America International Border (the "TransCanada System"); and

WHEREAS TransCanada utilizes capacity available from the TransCanada System and from its firm transportation service contracts on the natural gas transmission systems of the TBO Pipelines (the "TBO Contracts") to enable it to provide transportation service to its customers (such capacity on the TransCanada System and the TBO Contracts is collectively defined as the "Combined Capacity"); and

WHEREAS pursuant to a new capacity open season which closed on September 21, 2017 (the "New Capacity Open Season"), Shipper requested TransCanada to transport up to 174,311 GJ/d of natural gas from the Union Dawn receipt point and 8,440 GJ/d of natural gas from the Parkway receipt point (collectively, the "Receipt Point") to, in both cases, the East Hereford delivery point (into the PNGTS system) (the "Delivery Point") for delivery for the account of Shipper in three phases (such three phases are sometimes referred to individually as a "Phase" and collectively defined as the "Phases"), with each Phase having its own specified in-service date (for each Phase, its "In-Service Date"), as further described below:

·
the first Phase shall have an In-Service Date of November 1, 2018 or as soon as possible thereafter to transport 39,663 GJ/day from the Dawn Receipt Point and 2,651 GJ/day from the Parkway Receipt Point for an aggregate of 42,314 GJ/day, for a term of 22 years ("Phase I");

·
the second Phase shall have an In-Service Date of November 1, 2019 or as soon as possible thereafter to transport 159,960 GJ/day from the Dawn Receipt Point and 7,481 GJ/day from the Parkway Receipt Point for an aggregate of 167,441 GJ/day, for a term of 21 years ("Phase II"); and

·
the third phase shall have an In-Service Date of November 1, 2020 or as soon as possible thereafter to transport 174,311 GJ/day from the Dawn Receipt Point and 8,440 GJ/day from the Parkway Receipt Point for an aggregate of 182,751 GJ/day, for a term of 20 years ("Phase III").

All of the above collectively defined as the "Requested Service".

WHEREAS others have requested gas transportation services pursuant to the New Capacity Open Season (the "Other Requests"); and

WHEREAS TransCanada and Shipper recognize that, taking into account Shipper's request for the Requested Service and the Other Requests, an increase to the Combined Capacity may be necessary to accommodate the Requested Service and, subject to the terms and conditions of this Precedent Agreement, TransCanada is willing to use reasonable efforts to increase the Combined Capacity to the extent necessary, taking into account Shipper's request for the Requested Service and the Other Requests, in order to provide Shipper with the Requested Service, it being recognized that the extent to which it is necessary to increase the Combined Capacity may change from time to time(the "Required Increase"); and

WHEREAS TransCanada will use reasonable efforts to provide the Requested Service, Other Requests and Required Increase in the most efficient manner which may or may not require an increase to the Combined Capacity; and

WHEREAS Shipper will support TransCanada's efforts to provide the Requested Service, Other Requests and Required Increase using the most efficient manner, including without limitation, consideration of options which may or may not require the installation of additional pipeline facilities; and

WHEREAS TransCanada and Shipper recognize that the Required Increase may rely on the installation of facilities which are required solely on account of Shipper's request for the Requested Service and/or facilities which are required on account of both Shipper's request for the Requested Service and one or more of the Other Requests; and

WHEREAS Shipper and TransCanada agree that, upon an Event of Cancellation pertaining to any Phase for which a Firm Transportation Service Contract has not been executed, Shipper shall bear the risk of all reasonably incurred financial obligations and outlays in connection with TransCanada's efforts to increase the Combined Capacity to the extent necessary, taking into account the Requested Service and TransCanada's obligations pursuant to the Other Requests, in order to provide Shipper with the Requested Service, subject to the cost allocations and limitations set forth herein; and

WHEREAS Shipper has provided TransCanada with evidence of natural gas supply, market and upstream and downstream transportation arrangements corresponding to the Requested Service, as applicable; and

WHEREAS TransCanada and Shipper have executed a financial assurances agreement dated effective as of the Effective Date of this Precedent Agreement (such financial assurances agreement, as amended from time to time, being hereinafter called the "Financial Assurances Agreement"), pertaining to the financial security that TransCanada may require from Shipper in connection with the payment of transportation charges for the provision of the Requested Service; and

WHEREAS subject to the terms and conditions of this Precedent Agreement, TransCanada and Shipper desire to enter into a firm transportation service contract substantially in the form attached hereto as Exhibit "A" for each of Phase I, Phase II and Phase III (for each Phase, its "Firm Transportation Service Contract" and collectively, the "Firm Transportation Service Contracts"); and

WHEREAS Shipper has proposed an expansion project on its facilities downstream of TransCanada with in-service dates corresponding with the In-Service Dates for each Phase (such project is defined herein as "Shipper's Downstream Project").

NOW THEREFORE THIS CONTRACT WITNESSES THAT, in consideration of the covenants and agreement herein contained, the Parties hereto covenant and agree as follows:

1. Except where the context expressly states otherwise, the following capitalized terms, when used in this Precedent Agreement, shall have the following meanings:

DEFINITIONS:

(a)	"Additional Information" shall have the meaning given to it in Paragraph 2(b).

(b)	"Affiliate" means, in relation to a Party, any company, corporation, partnership or association which:

(i)	directly or indirectly controls the Party;

(ii)	is directly or indirectly controlled by the Party; or

(iii)	is directly or indirectly controlled by a company or corporation which directly or indirectly controls the Party;

where "controls", "controlled by" and "under common control with" mean the possession directly, or indirectly through one or more intermediaries, of more than 50% of the outstanding voting stock of the company in question, or the power to direct or cause the direction of management policies of, any person, whether through ownership of stock, as a general partner or trustee, by contract or otherwise.

(c)	"Allocated Cancellation Costs" means all Cancellation Costs which are not included in the definition of Shipper Specific Cancellation Costs.

(d)	"Availability Provisions" shall have the meaning given to it in Paragraph 2(a).

(e)	"Banking Day" shall have the meaning ascribed thereto in the General Terms and Conditions of TransCanada's Canadian Mainline Transportation Tariff, as amended from time to time.

(f)
"Cancellation Charges" means, to the extent such costs and charges arise from, are attributable to or are incurred in respect of an Event of Cancellation, all reasonably incurred costs and charges whatsoever which TransCanada incurs or becomes obligated to pay as a result of:

(i)	not fulfilling all or any of its obligations under; or

(ii)	cancelling or terminating all or any portion of,

any third party contract or agreement entered into in respect of, in whole or in part, the design, engineering, procurement, manufacture, construction or supply of any property, equipment, services or other components whatsoever related to, arising from or attributable to Shipper's request for the Requested Service and/or the Required Increase, regardless of whether such costs or charges are incurred prior to or after an Event of Cancellation.

(g)
"Cancellation Costs" means the sum of all the following amounts, whether such amounts were incurred prior to or after the Effective Date of this Precedent Agreement and provided that to the extent any amount falls within more than one of the categories described in this definition such amount shall only be accounted for once:

(i)	all Cancellation Charges; plus

(ii)	all Financial Loss; plus
(iii)
all Monthly Carrying Costs incurred in respect of Retained Equipment and until such time as such Retained Equipment and Materials are utilized, or otherwise disposed of, by TransCanada, to the extent such Monthly Carrying Costs arise from, are attributable to or are incurred in respect of a Phase which has been subject to an Event of Cancellation,; plus

(iv)
all Project Costs not otherwise accounted for pursuant to subparagraphs (i), (ii) or (iii) of this definition, to the extent such Project Costs arise from, are attributable to or are incurred in respect of a Phase which has been subject to an Event of Cancellation, and excluding all Project Costs applicable to a Phase for which a Firm Transportation Service Contract has been fully executed at the time of such Event of Cancellation; plus

(v)
TBO Costs, to the extent such TBO Costs arise from, are attributable to or are incurred in respect of a Phase which has been subject to an Event of Cancellation, and excluding all TBO Costs applicable to a Phase for which a Firm Transportation Service Contract has been fully executed at the time of such Event of Cancellation; plus

(vi)
any other financial obligations and outlays reasonably incurred by TransCanada not otherwise accounted for pursuant to subparagraphs (i), (ii), (iii), (iv) or (v) of this definition to the extent they arise from, are attributable to or are incurred in respect of Shipper's request for the Requested Service, regardless of whether such obligations and outlays are incurred prior to or after an Event of Cancellation, but excluding all such obligations and/or outlays applicable to a Phase for which a Firm Transportation Service Contract has been fully executed at the time of such Event of Cancellation ("Other Financial Obligations and Outlays").

(h)	"Combined Capacity" shall have the meaning given it in the 2nd recital.

(i)	"Delivery Point" shall have the meaning given to it in the 3rd recital.

(j)	"Effective Date" shall mean November 30, 2017.

(k)	"Estimated Liability Limit" shall have the meaning given to it in Paragraph 15(a).

(l)	"Estimated Liability Limit Notice" shall have the meaning given to it in Paragraph 15(c).

(m)	"Event of Cancellation" shall mean any one of the following events:

(i)	any declaration of an Event of Cancellation made in accordance with the terms and conditions of this Precedent Agreement becoming effective; or

(ii)	in accordance with Paragraph 10 hereof, Shipper withdrawing its request for the Requested Service at any time prior to the execution of the Firm Transportation Service Contract.

(n)	"Financial Assurances" shall have the meaning given to it in Paragraph 20.

(o)	"Financial Assurances Agreement" shall have the meaning given to it in the 11th recital.

(p)	"Financial Assurances Request" shall have the meaning given to it in Paragraph 20.

(q)
"Financial Loss" means, to the extent arising from, attributable to or incurred in respect of an Event of Cancellation, any negative variance between cash proceeds received by TransCanada from the sale, disposal or return of property, equipment, materials, services or other components whatsoever related to, arising from or attributable to Shipper's request for the Requested Service (less any reasonably incurred costs of TransCanada related to such sale, disposal or return), and TransCanada's reasonably incurred costs (including, without limitation, costs for design, engineering, procurement, manufacture, construction, supply and any related costs) incurred in originally acquiring same, regardless of whether such amounts are incurred prior to or after an Event of Cancellation, and excluding all such costs applicable to a Phase for which a Firm Transportation Service Contract has been fully executed at the effectiveness of such Event of Cancellation.

(r)	"Firm Transportation Service Contract" and "Firm Transportation Service Contracts" shall each have the meaning given to it in the 12th recital.

(s)	"GJ" shall mean gigajoule, being 1,000,000,000 joules and include the plural as the context requires.

(t)	"In-Service Date" of each of Phase I, Phase II and Phase III shall have the meaning given to it in the 3rd recital.

(u)
"Monthly Carrying Costs" means the monthly financial costs that TransCanada shall charge Shipper in respect of Retained Equipment and Materials, which costs shall be calculated, for any calendar month, by multiplying the aggregate amount of all out-of-pocket expenses incurred in the acquisition of Retained Equipment and Materials pursuant to this Precedent Agreement (calculated on the last day of such month) by that percentage amount equal to one twelfth (1/12) of the sum of the Canadian Imperial Bank of Commerce's prime lending rate per annum for Canadian dollar commercial loans in effect on the last day of such month plus one (1) percent.

(v)	"NEB" means the National Energy Board.

(w)	"New Capacity Open Season" shall have the meaning given to it in the 3rd recital.

(x)	"Notice" shall have the meaning given to it in Paragraph 23.

(y)
"Other Request Allocated Cancellation Costs" means, with respect to each of the Other Requests pursuant to which a precedent agreement (similar to this precedent agreement) has been entered into, the "Allocated Cancellation Costs" (as defined therein).

(z)	"Other Requests" shall have the meaning given to it in the 4th recital.

(aa)	"Parties" means TransCanada and Shipper; "Party" means either one of them.

(bb)	"Phase", "Phase I", "Phase II", and "Phase III" shall each have the meaning given to it in the 3rd recital.

(cc)	"Precedent Agreement" means this precedent agreement between TransCanada and Shipper.

(dd)	"Project Costs" means the reasonably incurred internal and third party costs, expenses and charges of TransCanada arising from, attributable to or incurred in respect of:

(i)	any regulatory proceedings to the extent related to, arising from or attributable to Shipper's request for the Requested Service, including the preparatory work effected in connection therewith; and

(ii)
all engineering, design, procurement and construction related costs, expenses and charges to the extent related to, arising from or attributable to Shipper's request for the Requested Service, regardless of whether such amounts are incurred prior to or after an Event of Cancellation.  Internal costs, expenses and charges shall only be included in the definition of Project Costs if such amounts are directly and exclusively charged and attributable to the project or projects which are wholly or partially attributable to Shipper's request for the Requested Service.

(ee)	"Receipt Point" shall have the meaning given to it in the 3rd recital.

(ff)	"Requested Service" shall have the meaning given to it in the 3rd recital.

(gg)	"Required Increase" shall have the meaning given to it in the 5th recital.

(hh)
"Retained Equipment and Materials" means property, equipment, materials, services or other components, to the extent that the purchase of such property, equipment, materials, services or other components relates to, arises from or is attributable to Shipper's request for the Requested Service and to the extent that the construction of the contemplated facilities into which such property, equipment, materials, services, or other components were to be incorporated has been cancelled in accordance with Paragraph 13 herein, that TransCanada, acting in a commercially reasonable manner, elects to retain rather than return, sell, cancel or otherwise divest.

(ii)	"Shipper Authorizations" shall have the meaning given to it in Paragraph 2(c).

(jj)	"Shipper's Downstream Project" shall have the meaning given to it in the 13th recital.

(kk)
"Shipper Specific Cancellation Costs" means the Cancellation Costs which relate to, arise from or are attributable to contemplated facilities which are solely attributable to the Shipper's request for the Requested Service, if any.

(ll)	"TBO Contracts" shall have the meaning given to it in the 2nd recital.

(mm)
"TBO Costs" means any costs or charges TransCanada incurs or becomes obligated to pay to the TBO Pipeline(s) attributable to the Requested Service and/or the Required Increase including without limitation any and all costs to cancel the TBO Contract or any other contract TransCanada is required to enter into with the TBO Pipeline or any and all costs or charges payable throughout the term of the TBO Contract or any other contract TransCanada is required to enter into with the TBO Pipeline(s) if TransCanada is unable to cancel the TBO Contract or such other contracts with the TBO Pipeline(s).

(nn)
"TBO Pipelines" means any person or entity that owns and/or operates a natural gas transmission system that TransCanada has or may enter into a TBO Contract with, excluding PNGTS, but including Great Lakes Gas Transmission Limited Partnership, Union Gas Limited, Enbridge Gas Distribution Inc. and Trans Quebec & Maritimes Pipeline Inc..

(oo)	"TransCanada Authorizations" shall have the meaning given to it in Paragraph 3.

(pp)	"TransCanada System" shall have the meaning given to it in the 1st recital.

SHIPPER AUTHORIZATIONS

2. Shipper shall use reasonable efforts to do, or cause to be done, all lawful acts that may be necessary to:

(a)
qualify Shipper for service under the Firm Transportation Service Contract for each Phase by complying, inter alia, with Section 1.1 (b) of the "Availability" provisions of the FT Toll Schedule as set out in TransCanada's Canadian Mainline Transportation Tariff as amended from time to time (the "Availability Provisions");

(b)
present to TransCanada, any information requested by TransCanada, including information pertaining to Shipper's natural gas supply, markets, and upstream and downstream transportation arrangements that are related to Shipper's request for the Requested Service that TransCanada determines necessary to fulfill the requirements of Part III of the National Energy Board Act and the National Energy Board Filing Manual (both as amended from time to time) in seeking approval for TransCanada's facilities application(s) in relation to Shipper's request for the Requested Service (the "Additional Information"); and

(c)
as applicable, obtain, or have others obtain, such certificates, permits, orders, licenses and authorizations from regulators or other governmental agencies in the United States and Canada, as the case may be, as are necessary to enable Shipper, or others designated by Shipper, to receive and make use of the Requested Service, including where applicable,  the authority to purchase the gas to be transported and to export from the United States and to import and deliver into Canada to TransCanada at the Receipt Point(s) and to receive from TransCanada, to export from Canada, and to import and deliver into the United States at the Delivery Point(s) the quantities of natural gas to be transported by TransCanada under the Firm Transportation Service Contract for each Phase (individually, a "Shipper Authorization" and collectively, the "Shipper Authorizations") provided that nothing herein shall obligate Shipper to appeal any decision of a regulatory or judicial authority which has the effect of denying any such certificate, permit, order, license or authorization or granting same on conditions unsatisfactory to the Parties hereto.

TRANSCANADA AUTHORIZATIONS

3. TransCanada shall, taking into account Shipper's request for the Requested Service, Other Requests and Required Increase, use reasonable efforts to do, or cause to be done, all lawful acts that may be necessary to obtain, or cause to be obtained, such certificates, permits, licenses, orders, approvals and other authorizations TransCanada determines are necessary on terms and conditions satisfactory to TransCanada to enable it to provide the Requested Service, Other Requests and Required Increase in the most efficient manner (individually, a "TransCanada Authorization" and collectively the "TransCanada Authorizations") provided that nothing herein shall obligate TransCanada to appeal, or seek a review of, any decision of a regulatory or judicial authority which has the effect of denying any such certificate, permit, order, license or authorization or granting same on conditions unsatisfactory to either of the Parties hereto.  Shipper shall actively support TransCanada's efforts to obtain the TransCanada Authorizations, provided however that such obligation to actively support TransCanada's efforts shall not obligate Shipper to actively support any aspect of TransCanada's efforts to the extent that it would not be reasonable or prudent for Shipper to do so having regard to any material adverse impact TransCanada's efforts may have on Shipper.  Notwithstanding the foregoing, if Shipper fails to provide such support as determined by TransCanada, TransCanada may declare an Event of Cancellation pertaining to any affected Phase for which a Firm Transportation Service Contract has not been fully executed.  Notwithstanding anything to the contrary herein, the National Energy Board's leave to open with respect to the Required Increase shall not be included within the definition of TransCanada Authorizations.

SHIPPER'S FAILURE TO PROVIDE ADDITIONAL INFORMATION

4. If Shipper does not provide TransCanada with the Additional Information requested pursuant to Paragraph 2(b) in a form satisfactory to TransCanada, TransCanada may declare an Event of Cancellation pertaining to any affected Phase for which a Firm Transportation Service Contract has not been fully executed by providing Notice of its intention to do so to Shipper.  Any such declaration of an Event of Cancellation shall become effective on the expiration of fifteen (15) days following receipt of such Notice by Shipper, unless prior to the expiration of such period Shipper has provided TransCanada with the Additional Information or given satisfactory reasons (in TransCanada's sole opinion) for not providing such Additional Information within such period.

ACCEPTANCE OR REJECTION OF SHIPPER'S AUTHORIZATIONS

5. Upon obtaining each of the Shipper Authorizations for a particular Phase and Shipper having exercised any avenue of appeal or review with respect to such Shipper Authorizations, Shipper shall promptly provide to TransCanada a copy of such Shipper Authorizations (as varied, if applicable).  TransCanada shall within thirty (30) days of receipt of such Notice from Shipper give Notice to Shipper of TransCanada's acceptance or rejection of such Shipper Authorization.  If TransCanada does not respond to Shipper's Notice within such thirty (30) day period, TransCanada shall be deemed to have accepted such Shipper Authorization.  Acceptance of any Shipper Authorization by TransCanada shall not be unreasonably withheld and any Notice of rejection of a Shipper Authorization shall be accompanied by written reasons for such rejection.  TransCanada acknowledges that it shall not reject an otherwise acceptable Shipper Authorization in the nature of an import or export permit by reason only that such permit is for a term which is shorter than the term of any Firm Transportation Service Contract.  Shipper acknowledges that TransCanada's acceptance of any Shipper Authorization shall in no way constitute a representation by TransCanada that such Shipper Authorization will satisfy any regulatory requirements for obtaining acceptable TransCanada Authorizations.

ACCEPTANCE OR REJECTION OF TRANSCANADA'S AUTHORIZATIONS

6. Upon obtaining each of the TransCanada Authorizations for a particular Phase and TransCanada having exercised any avenue of appeal or review with respect to such TransCanada Authorization as TransCanada, in its sole discretion, decides to undertake, TransCanada shall promptly provide to Shipper a copy, where applicable, of such TransCanada Authorization (as varied, if applicable) and Notice of TransCanada's acceptance or rejection of such TransCanada Authorization.  Acceptance of any TransCanada Authorization by TransCanada shall not be unreasonably withheld and any Notice of rejection of a TransCanada Authorization shall be accompanied by written reasons for such rejection.  TransCanada acknowledges that it will not reject any TransCanada Authorization provided such TransCanada Authorization is issued to TransCanada in the form and substance TransCanada applied for and provided such TransCanada Authorization is not subject to any conditions which are unacceptable to TransCanada, acting reasonably.

FAILURE TO OBTAIN TRANSCANADA'S AUTHORIZATIONS

7. In the event of a failure to obtain any TransCanada Authorization on terms and conditions satisfactory to TransCanada or rejection by TransCanada of a Shipper Authorization or a TransCanada Authorization, either Party shall thereafter have the right, but not the obligation, to declare an Event of Cancellation pertaining to any Phase that requires such TransCanada Authorization by providing Notice of its intention to do so to the other Party.  Any such declaration of an Event of Cancellation shall become effective on the expiration of thirty (30) days following receipt of such Notice by the other Party, unless within such thirty (30) day period the Parties agree in writing that such declaration of an Event of Cancellation shall not become effective as aforesaid or, provided such Event of Cancellation is only with respect to a rejection of one or more Shipper Authorizations, Shipper waives the requirement for all such rejected Shipper Authorizations in accordance with the provisions of Paragraph 5.

BANKRUPTCY OR INSOLVENCY

8. Upon any bankruptcy, winding-up, liquidation, dissolution, insolvency or other similar proceeding affecting Shipper or its assets or upon the commencement of any proceeding relating to the foregoing, TransCanada may declare an Event of Cancellation pertaining to any Phase for which a Firm Transportation Service Contract has not been executed by providing Notice of its intention to do so to Shipper.  Any such declaration of an Event of Cancellation shall become effective immediately upon receipt of such Notice by Shipper.

EXECUTION OF THE FIRM TRANSPORTATION SERVICE CONTRACT

9. The Parties shall execute the Firm Transportation Service Contract for each particular Phase forthwith after, with respect to such Phase:

(a)	Shipper has complied to TransCanada's satisfaction, acting reasonably, with the Availability Provisions referred to in Paragraph 2(a) hereof;

(b)	TransCanada has received and accepted all of the TransCanada Authorizations pursuant to Paragraph 6 hereof;

(c)	Shipper has received, and TransCanada has accepted, all of the Shipper Authorizations pursuant to Paragraph 5 hereof; and

(d)	Shipper has supplied to TransCanada (where necessary) the financial assurances pursuant to Section 1 of the Financial Assurances Agreement.

Provided however, that if Shipper fails to execute and return to TransCanada a Firm Transportation Service Contract duly proffered by TransCanada within fifteen (15) days of receipt thereof by Shipper, TransCanada may, in its sole discretion, declare an Event of Cancellation pertaining to the applicable Phase by providing Notice of its intention to do so to Shipper.  Any such declaration of an Event of Cancellation shall become effective on the expiration of five (5) days following receipt of such Notice by Shipper, unless within such five (5) day period Shipper has executed and returned such Firm Transportation Service Contract to TransCanada.

WITHDRAWAL OF REQUESTED SERVICE

10. Shipper may withdraw its request for any particular Phase of the Requested Service at any time prior to the execution of the Firm Transportation Service Contract for that particular Phase.

SUNSET PROVISION
11.
(a)
Notwithstanding any other provision in this Precedent Agreement, if by November 1, 2021, any of the requirements referred to in Paragraph 9 hereof for a particular Phase have not been satisfied, then either Party may thereafter declare an Event of Cancellation pertaining to such particular Phase by providing Notice of its intention to do so to the other Party.  If any of the requirements referred to in Paragraph 9 hereof for a particular Phase remain unsatisfied on the fifteenth (15th) day next following receipt of such Notice, any such declaration of an Event of Cancellation shall become effective.

(b)
If at any time TransCanada is of the opinion, acting reasonably, that any of the requirements referred to in Paragraph 9 for a particular Phase will not be satisfied by November 1, 2021, despite the use of reasonable efforts, TransCanada may, in its sole discretion, declare an Event of Cancellation pertaining to such particular Phase by providing Notice of its intention to do so to Shipper.  Any such declaration of an Event of Cancellation shall become effective on the expiration of thirty (30) days following receipt of such Notice by Shipper, unless within such thirty (30) day period the Parties agree in writing that such declaration of an Event of Cancellation shall not become effective as aforesaid.

AUTHORIZATION TO SPEND

12. Shipper hereby authorizes TransCanada, prior to the receipt of all regulatory approvals TransCanada, taking into account Shipper's request for the Requested Service and the Other Requests, determines necessary for the Required Increase, to forthwith acquire all materials, enter into all agreements with individuals and/or organizations and take such other actions which

TransCanada, acting reasonably, considers necessary: (i) for each particular Phase, for the timely commencement of the Requested Service by such Phase's In-Service Date, or as soon as possible thereafter; and (ii) for the timely commencement of the service requested pursuant to the Other Requests by the in-service dates requested pursuant to the Other Requests, or as soon as possible thereafter.  Shipper recognizes that the provision of the Requested Service may rely on the installation of facilities which are required for both the provision of the Requested Service and for the provision of service pursuant to one or more of the Other Requests and that TransCanada's actions, as described above, may be influenced by any obligations TransCanada has with respect to the Other Requests.

EVENT OF CANCELLATION

13. Upon the occurrence of an Event of Cancellation, TransCanada's and Shipper's obligations pursuant to Paragraphs 2, 3, 5, 6 and 9 with respect to the Phase(s) within the scope of the Event of Cancellation, which shall not include any Phase(s) for which a Firm Transportation Service Contract has been fully executed at the time of such Event of Cancellation, shall terminate.  TransCanada may, at its discretion, decide to cancel, in whole or in part, the construction of facilities which arise from or are attributable to Shipper's request for the Requested Service applicable to such Phase or to continue with, in whole or in part, the construction of facilities which arise from or are attributable to Shipper's request for the Requested Service applicable to such Phase.  In making such decision, TransCanada shall act in a commercially reasonable manner, having regard to all materially relevant matters, including any obligations TransCanada has with respect to the Other Requests.  Shipper recognizes that any decision made by TransCanada as described above may be influenced by any obligations TransCanada has with respect to the Other Requests and that such decisions may impact Shipper's obligations pursuant to this Precedent Agreement.  Shipper further recognizes that any decision made by TransCanada as described above may be subject to change upon any change in any obligations TransCanada has with respect to the Other Requests, and that such change may impact Shipper's obligations pursuant to this Precedent Agreement.  Subject to the foregoing, TransCanada shall use commercially reasonable efforts to minimize all costs payable by Shipper to TransCanada pursuant to Paragraph 14 below, which shall include efforts to minimize costs committed to prior to TransCanada receiving and accepting all of the TransCanada Authorizations and efforts to utilize in a prospective expansion within a reasonable time period, equipment, materials or internal or third party work product arising out of facilities contemplated on account of the Requested Service and the Other Requests (the construction of which has been cancelled), provided that such efforts shall be subject to TransCanada's other obligations with respect to the Requested Service and the Other Requests, including TransCanada's obligations with respect to the In-Service Date for each particular Phase of the Requested Service and the in-service date for the Other Requests.  Upon making any determination, or changing any determination, of how it will proceed upon an Event of Cancellation, TransCanada shall provide Shipper with Notice describing the decision made.

PAYMENT OF CANCELLATION COSTS

14. If an Event of Cancellation is declared on or after the Effective Date, Shipper shall pay to TransCanada the sum of the following amounts, subject to TransCanada's obligations pursuant to Paragraph 13 to use commercially reasonable efforts to minimize all costs payable by Shipper to TransCanada pursuant to this Paragraph 14:

(a)	100% of the Shipper Specific Cancellation Costs, if applicable; plus

(b)	the product of:
(i)
the sum of the Allocated Cancellation Costs plus the Other Request Allocated Cancellation Costs for each of the Other Requests pursuant to which a precedent agreement (similar to this precedent agreement) has been entered into and pursuant to which precedent agreements an "Event of Cancellation" (as defined therein) has occurred; multiplied by

(ii)
a fraction, the numerator of which equals Shipper's contract demand for the Phase that is subject to the Event of Cancellation pursuant to the Requested Service (in GJ/Day), and the denominator of which equals the sum of the numerator plus the sum of the contract demand for the Phase that is subject to the Event of Cancellation for each of the Other Requests pursuant to which a precedent agreement (similar to this precedent agreement) has been entered into and pursuant to which precedent agreements an "Event of Cancellation" (as defined therein) has occurred

Payments will be paid in accordance with the procedures set forth in Paragraph 17 herein.

ESTIMATED LIABILITY LIMIT AND PROJECT COSTS
15.
(a)
Shipper's total liability pursuant to Paragraph 14 upon an Event of Cancellation shall be the actual amount payable pursuant to Paragraph 14.  The estimated liability limit is $0, plus applicable taxes for Phase I, $157,000,000.00, plus applicable taxes for Phase II, and $10,000,000.00, plus applicable taxes for Phase III (for each Phase, its "Estimated Liability Limit"), for an aggregate Estimated Liability Limit of $167,000,000.00.  The Estimated Liability Limit is calculated in accordance with the provisions set forth in Paragraph 16.  TransCanada and Shipper acknowledge and agree that the Estimated Liability Limit is an estimate provided for information purposes only based upon the calculation described in Paragraph 16, and that to the extent Shipper's actual liability pursuant to Paragraph 14 is greater than or less than the Estimated Liability Limit Shipper's obligation to pay such amounts shall not be impacted by the provisions of this Paragraph 15.  Shipper acknowledges that as of the Effective Date of this Precedent Agreement TransCanada's design of the facilities and the estimate, performed in accordance with Paragraph 16, are preliminary, and in particular, Shipper acknowledges that TransCanada's current design and estimate, performed in accordance with Paragraph 16, are based upon the assumption that all of the Other Requests will result in signed precedent agreements, similar to this Precedent Agreement.

(b)
Shipper acknowledges that it has been provided a quarterly estimated spend profile for the Project Costs for each Phase.  Where Shipper requests in writing from TransCanada a status update related to any spend profile, TransCanada shall provide an update of the key milestones and the aggregate of the Project Costs and future financial commitments if those costs exceed the estimated spend profile at that time.  TransCanada shall provide such statement to Shipper within 30 days of the end of the calendar quarter in which Shipper made such request.

(c)
In the event that TransCanada determines at any time that the currently applicable Estimated Liability Limit for a Phase is less than 80% of TransCanada's current estimate for such Phase performed in accordance with Paragraph 16, then TransCanada shall give Shipper Notice (the "Estimated Liability Limit Notice") of such and, in such Estimated Liability Limit Notice, shall provide Shipper with a new estimate performed in accordance with Paragraph 16.  The Estimated Liability Limit Notice shall also include an explanation of TransCanada's reasons for the changes to the Estimated Liability Limit for such Phase.

(d)
The Estimated Liability Limit Notice shall and is hereby deemed to constitute a request by TransCanada to amend Paragraph 15(a) of this Precedent Agreement by increasing the Estimated Liability Limit for the Phase at issue to the amount set forth in the new estimate contained in the Estimated Liability Limit Notice.

(e)
If Shipper agrees to the amendments set forth in the Estimated Liability Limit Notice, or fails to respond to the Estimated Liability Limit Notice within fifteen (15) days of receiving the Estimated Liability Limit Notice, Paragraph 15(a) shall be deemed amended to increase the Estimated Liability Limit for the Phase at issue to the amount set forth in the Estimated Liability Limit Notice.

(f)
If Shipper does not agree to the amendments set forth in the Estimated Liability Limit Notice, TransCanada shall thereupon have the right, in its sole discretion, to declare an Event of Cancellation pertaining to the Phase(s) at issue by providing Notice of its intention to do so to Shipper, which Event of Cancellation shall become effective immediately upon receipt of such Notice by Shipper.

ESTIMATED LIABILITY LIMIT CALCULATION
16. The Estimated Liability Limit for each particular Phase is equal to the sum of the following:

(a)
With respect to any contemplated facilities on the TransCanada System which, pursuant to TransCanada's current design, arise from or are attributable only to Shipper's request for the portion of the Requested Service corresponding to the Phase at issue, TransCanada's estimate of all internal and third party costs, expenses and charges TransCanada will incur to bring into service such facilities; and

(b)
With respect to any contemplated facilities on the TransCanada System which, pursuant to TransCanada's current design, arise from or are attributable to both Shipper's request for the portion of the Requested Service corresponding to the Phase at issue and the Other Requests corresponding to the Phase at issue, TransCanada's estimate of all internal and third party costs, expenses and charges TransCanada will incur to bring into service such facilities multiplied by a fraction, the numerator of which equals Shipper's contract demand for the Phase at issue pursuant to the Requested Service (in GJ/Day), and the denominator of which equals the sum of the numerator plus the sum of the contract demand for each of the Other Requests corresponding to the Phase at issue, provided that in calculating such fraction, if calculated after the execution and delivery of this Precedent Agreement, the calculation of the denominator shall only be based upon the Other Requests which have resulted in a signed precedent agreement (similar to this Precedent Agreement) for service pertaining to the Phase at issue.

INVOICING AND PAYMENT

17. TransCanada shall invoice and Shipper shall pay all obligations under this Precedent Agreement to TransCanada as they may arise from time to time.  Within fifteen (15) days following receipt of any invoices on account of such obligations, Shipper shall remit payment to TransCanada.  If Shipper fails to pay any invoice in full within the time herein required, interest on the unpaid portion shall accrue from the date such payment is first overdue until payment is made at a rate of interest equal to the prime rate of interest per annum of the Canadian Imperial Bank of Commerce applicable to Canadian dollar commercial loans on the date such payment is first overdue, plus one (1) percent in addition thereto (with the exception of interest for TBO Costs which shall be determined pursuant to the TBO Contract), and such interest shall be immediately due and payable.

AUDIT RIGHTS

18. Provided Shipper has paid to TransCanada all amounts invoiced hereunder, no earlier than fifteen (15) days after TransCanada has received a written request from Shipper, Shipper shall have the right, at its cost, to audit TransCanada's supporting documentation related to the particular invoice(s) to verify the accuracy of the invoice in question.  Shipper's audit rights shall be granted during normal business hours.  Shipper's audit rights shall not include any right to break down the standard labour rates charged by TransCanada.  The total number of audits commenced in any calendar year shall not exceed one.  Any audit request by Shipper must be received by TransCanada within a period of two years after the invoice in question was received pursuant to Paragraph 17.
RETAINED EQUIPMENT AND MATERIALS
19. Upon an Event of Cancellation, TransCanada shall:

(a)	provide to Shipper details of the current costs to be recovered from Shipper at the time of invoicing; and

(b)	within thirty (30) days following the receipt of TransCanada's invoice(s), and not as precondition to payment:

(i)	allow Shipper, upon Shipper's written request, to inspect any Retained Equipment and Materials on which Shipper has been invoiced a Monthly Carrying Cost; and

(ii)
supply Shipper, upon Shipper's written request, copies of invoices relating to all Cancellation Charges, Retained Equipment and Materials and details of any Financial Loss, Project Costs and Other Financial Obligations and Outlays on which Shipper has been invoiced.

If TransCanada shall not have disposed of or utilized any Retained Equipment and Materials within six (6) months from the date TransCanada makes a determination to cancel construction of the facilities to which such Retained Equipment and Materials related, then Shipper shall have the right to purchase from TransCanada such property, equipment, materials, services or other components which in whole or in part fall within the definition of Retained Equipment and Materials at the manufacturers' invoiced cost plus any costs of TransCanada related to the original purchase of such property, equipment, materials, services or other components and plus any costs of TransCanada related to the sale of such property, equipment, materials, services or other components to Shipper.
FINANCIAL ASSURANCES
20. TransCanada may as a condition of entering into this Precedent Agreement and at any time and from time to time prior to or during the term of this Precedent Agreement request, by Notice to Shipper, that Shipper provide financial assurances in an amount, type and form acceptable to TransCanada for the performance of its obligations pursuant to this Precedent Agreement or (if applicable) request that Shipper replace, increase or otherwise amend any financial assurances for the performance of its obligations pursuant to this Precedent Agreement previously provided by Shipper to TransCanada ("Financial Assurances"), such Financial Assurances are to be in an amount that does not exceed TransCanada's estimate of the maximum payment obligations Shipper could be subject to upon an Event of Cancellation (the "Financial Assurances Request").  From time to time, and at any time, prior to or during the term of this Precedent Agreement TransCanada may assess the Shipper's creditworthiness related to the performance of its obligations pursuant to this Precedent Agreement.  When performing any such assessment, TransCanada shall apply the same criteria in assessing Shipper's creditworthiness as it applies when determining whether to request Financial Assurances pursuant to TransCanada's Canadian Mainline Transportation Tariff (as amended from time to time) from a shipper on the TransCanada System.  TransCanada shall not require Financial Assurances pursuant to this Paragraph 20 unless, pursuant to any assessment performed as described above, TransCanada makes a determination that Shipper is not creditworthy.  No later than five (5) Banking Days from receipt of a Financial Assurances Request Shipper shall provide TransCanada with the Financial Assurances in the form and amount specified in such Financial

Assurances Request.  In addition to any other remedies TransCanada may have if Shipper fails to provide such Financial Assurances within five (5) Banking Days from receipt of such Financial Assurances Request, provided that no Event of Cancellation has occurred, TransCanada shall have the right, in its sole discretion, to declare an Event of Cancellation pertaining to any Phase for which a Firm Transportation Service Contract has not been fully executed by providing Notice of its intention to do so to Shipper, which Event of Cancellation shall become effective immediately upon receipt of such Notice by Shipper.
TERM
21. This Precedent Agreement shall remain in effect until the earlier of:

(a)
The date transportation service pursuant to all of the Firm Transportation Service Contracts associated with all three Phases and the TBO Contract(s) (if any) for all of the Requested Service has commenced; or

(b)
The date where TransCanada has utilized or disposed of all the Retained Equipment and Materials, has invoiced the Shipper, and has been paid by Shipper for all obligations payable by Shipper, including Cancellation Costs pursuant to this Precedent Agreement.

WAIVER OF DEFAULT
22. No waiver by TransCanada of any default by Shipper in the performance of any provision of or obligation under this Precedent Agreement shall operate or be construed as a waiver of any continuing or future default or defaults, whether of a like or different character.

NOTICE
23. Any notice, request or demand ("Notice") to or upon the respective Parties hereto shall be in writing and shall be validly communicated by the delivery thereof to its addressee, either personally or by courier, first class mail, or facsimile to the address hereinafter mentioned:

IN THE CASE OF TRANSCANADA	TRANSCANADA PIPELINES LIMITED

(i) Mailing Address:	450 - 1st Street SW
Calgary, AB T2P 5H1

(ii) Delivery Address:	Same as above

	Attention:	Director, Customer Service
	Facsimile:	(403) 920-2446
	Email:	mainline_contracting@transcanada.com

IN THE CASE OF SHIPPER	PORTLAND NATURAL GAS TRANSMISSION SYSTEM

(i) Mailing Address:	700 Louisiana Street Houston, Texas 77002-2700

(ii) Delivery Address:	Same as above

	Attention:	Vice-President, Business Development
	Facsimile:	832-320-5555
	Email:	russell_mahan@transcanada.com

Such Notice sent as aforesaid shall be deemed to have been received by the Party to whom it is sent: (a) at the time of its delivery if personally delivered or if sent by facsimile or e-mail, or (b) on the day following transmittal thereof if sent by courier, or (c) on the third day following the transmittal thereof if sent by first class mail; provided however, that in the event normal mail service, courier service, or facsimile service shall be interrupted by a cause beyond the control of the Parties hereto, then the Party sending the Notice shall utilize any service that has not been so interrupted or shall personally deliver such Notice.  Each Party shall provide Notice to the other of any change of address for the purposes hereof.

ASSIGNMENT

24. Any company which shall succeed by purchase, merger or consolidation to the assets substantially or in entirety, of Shipper or TransCanada, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor under this Precedent Agreement.  Either Party may, without relieving itself of its obligations under this Precedent Agreement, assign any of its rights and obligations hereunder to an Affiliate of such Party without the consent of the other Party hereto, but otherwise no assignment of this Precedent Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the written consent thereto of the other Party, such consent not to be unreasonably withheld.  It is agreed, however, that the restrictions on assignment contained in this paragraph shall not in any way prevent either Party to this Precedent Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness.  This Precedent Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto.

APPLICABLE LAW

25. This Precedent Agreement shall be construed and applied in accordance with, and be subject to, the laws of the Province of Alberta, and, where applicable, the laws of Canada, and shall be subject to the rules, regulations, decisions and orders of any regulatory or legislative authority having jurisdiction over the matters contained herein.

SEVERENCE

26. If any provision of this Precedent Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall apply only to such provision and all other provisions hereof shall continue in full force and effect.

REPRESENTATION

27. Shipper represents that neither Shipper nor any third party acting on behalf of Shipper have executed arrangements with other parties with respect to the acquisition of natural gas which would have the effect of eliminating Shipper's need for the Requested Service, and Shipper agrees that it shall not enter into any such arrangements without the prior written consent of TransCanada while this Precedent Agreement is in effect.

SOLE BENEFIT

28. TransCanada and Shipper hereby stipulate and agree that this Precedent Agreement is executed for the sole benefit of TransCanada and Shipper, including all successors and assignees permitted under the terms of this Precedent Agreement.  TransCanada and Shipper expressly intend that no rights under this Precedent Agreement inure to any other parties.

TRANSCANADA'S INTERNAL APPROVAL

29. If TransCanada fails to obtain any internal approvals it determines necessary, including Board of Director approval, for the transactions contemplated herein on or before December 31, 2017, TransCanada may, in its sole discretion, declare an Event of Cancellation pertaining to any Phase by providing Notice of its intention to do so to Shipper within ten (10) days of such date.  Any such declaration of an Event of Cancellation shall become effective on the expiration of five (5) days following receipt of such Notice to Shipper.

AMENDMENTS

30. This Precedent Agreement may not be amended except by a written amending agreement signed by TransCanada and Shipper.

EFFICIENT PROVISION OF REQUESTED SERVICE

31. Shipper acknowledges and agrees that TransCanada shall have the option to determine how the Requested Service, Other Requests and Required Increase will be provided in the most efficient manner, including, without limitation, consideration of options which may or may not require the installation of additional pipeline facilities.

TIMING OF IN-SERVICE DATE
32.
(a)
TransCanada will use reasonable efforts to facilitate the alignment of the In-Service Date for each particular Phase with the in-service date of upstream pipeline systems (if applicable) and Shipper's Downstream Project.  TransCanada and Shipper shall as soon as reasonably practicable, inform the other Party of any delays that may impact the In-Service Date for any particular Phase.

(b)
Notwithstanding anything in this Precedent Agreement or any Firm Transportation Service Contract, Shipper agrees it shall have no cause of action or claims against TransCanada if TransCanada fails to meet the In-Service Date for any particular Phase for any reason whatsoever, so long as TransCanada has used reasonable efforts to meet such In-Service Date.

FAILURE TO OBTAIN TBO CONTRACT

33. If TransCanada fails to obtain any TBO Contract it determines is necessary for any particular Phase of the Requested Service and/or the Required Increase on terms and conditions satisfactory to TransCanada, TransCanada may in its sole discretion, declare an Event of Cancellation pertaining to such particular Phases by providing Notice to Shipper.  Any such declaration of an Event of Cancellation shall become effective on the expiration of fifteen (15) days following receipt of such Notice by Shipper, unless within such fifteen (15) day period the Parties have mutually agreed in writing to an alternate arrangement that does not require TransCanada to enter into the TBO Contract.

LIMITATION OF LIABILITY

34. TransCanada shall not be liable to Shipper for any:

(a)	damages including consequential, incidental, punitive and exemplary damages; and/or

(b)	losses including loss of revenue or loss of profit;

suffered, sustained, or incurred by Shipper as a result of this Precedent Agreement, unless such damages or losses occur as a result of TransCanada's willful default or gross negligence.

35. No personal liability whatsoever will be attached to, be imposed upon, or otherwise be incurred by, any partner, agent, management official or employee of Shipper (or any shareholder, director, officer or employee of Shipper) for any liability that may arise by reason of this Precedent Agreement or for any claim based on such liability, other than by a partner in respect of assets of Shipper held in the name of, or on behalf by, such partner.  The sole recourse of TransCanada for any such liability or claim is limited to the assets of Shipper, whether held in its own name or held for Shipper in the name of one or more of its partners.

IN WITNESS WHEREOF, the duly authorized Parties hereto have executed this Precedent Agreement as of the date first above written.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM By its Operator, PNGTS Operating Co., LLC		TRANSCANADA PIPELINES LIMITED
By:	/s/ James Eckert	By:	/s/ Karl Johannson
	Name: James Eckert		Name: Karl Johannson
	Title: President		Title: Executive Vice-President & President, Canada & Mexico, Natural Gas Pipelines & Energy

By:	/s/ Lauri Newton	By:	/s/ Don Bell
	Name: Lauri Newton		Name: Don Bell
	Title: Chief Compliance Officer, FERC		Title: General Manager

Contract Approval
Customer Service Leader
Customer Representative
Legal Review

FIRM TRANSPORTATION SERVICE CONTRACT

THIS FIRM TRANSPORTATION SERVICE CONTRACT, made as of the [●] day of [●].

BETWEEN:                  TRANSCANADA PIPELINES LIMITED
a Canadian corporation
("TransCanada")

OF THE FIRST PART
AND:

[●]
an Entity Formed under the laws of
[●]
("Shipper")
OF THE SECOND PART

WITNESSES THAT:
WHEREAS TransCanada owns and operates a natural gas pipeline system extending from a point near the Alberta/Saskatchewan border where TransCanada's facilities interconnect with the facilities of NOVA Gas Transmission Ltd. easterly to the Province of Quebec with branch lines extending to various points on the Canada/United States of America International Border; and
WHEREAS Shipper has satisfied in full, or TransCanada has waived, each of the conditions precedent set out in Sections 1.1 (b) and (c) of TransCanada's Firm Transportation Service Toll Schedule referred to in Section 7.1 hereof (the "FT Toll Schedule"); and
WHEREAS Shipper has requested and TransCanada has agreed to transport quantities of gas, that are delivered by Shipper or Shipper's agent to TransCanada at the Receipt Point(s) referred to in Section 3.2 hereof (the "Receipt Point(s)"), to the Delivery Point(s) referred to in Section 3.1 hereof (the "Delivery Point(s)") pursuant to the terms and conditions of this Contract; and

Exhibit "A" - Form of Transportation Tariff - Page 1

WHEREAS the Parties hereto have heretofore entered into an agreement dated as of the [●] day of [●], 200[●], (the "Precedent Agreement") which bound them, subject to fulfillment or waiver of the conditions precedent therein set forth, to enter into a Contract substantially upon the terms and conditions hereinafter described; and
WHEREAS the conditions precedent of the Precedent Agreement have been satisfied or waived; and
WHEREAS the quantities of gas delivered hereunder by Shipper or Shipper's agent to TransCanada are to be removed from the province of production of such gas by Shipper and/or Shipper's suppliers and/or its (their) designated agent(s) pursuant to valid and subsisting permits and/or such other authorizations in respect thereof.
NOW THEREFORE THIS CONTRACT WITNESSES THAT, in consideration of the covenants and agreement herein contained, the Parties hereto covenant and agree as follows:
Article I – Commencement of Service
1.1 TransCanada shall use reasonable efforts to have the additional facilities (and/or obtain such transportation arrangements on other gas transmission systems) as may be required to effect the transportation of the gas hereunder (the "Necessary Capacity") in place by the [●] day of [●], 20[●], or as soon as possible thereafter.  TransCanada's ability to provide service by the [●] day of [●], 20[●], will be subject to, inter alia:
a)
the timing of receipt by Shipper and TransCanada of the authorizations referred to in paragraphs 1 and 2 of the Precedent Agreement which are required prior to the commencement of construction of TransCanada's facilities and the timing of the commencement of the services required by TransCanada (if any) on Other Pipelines; and

b)	the lead time required for the acquisition, construction and installation of those facilities required by TransCanada.
TransCanada shall use reasonable efforts to provide Shipper with ten (10) days advance Notice of the anticipated availability of the Necessary Capacity (the "Advance Notice").  TransCanada shall give Shipper Notice of the actual date of availability of the Necessary Capacity ("TransCanada's Notice), and service hereunder shall not commence prior to the actual date of availability of the Necessary Capacity.

Exhibit "A" - Form of Transportation Tariff - Page 2

1.2 The date of commencement of service hereunder (the "Date of Commencement") shall be the earlier of :
a)	the date for which Shipper first nominates and TransCanada authorizes service hereunder; or
b)	the tenth (10th) day following the day on which Shipper received TransCanada's Notice;
PROVIDED that Shipper shall not be obligated to a Date of Commencement which is earlier than the [●] day of [●], 20[●], unless mutually agreed upon by both Parties.
Article II – Gas to be Transported
2.1 Subject to the provisions of this Contract, the FT Toll Schedule, the List of Tolls, and the General Terms and Conditions referred to in Section 7.1 hereof, TransCanada shall provide transportation service hereunder for Shipper in respect of a quantity of gas which, in any one day from the Date of Commencement until the [●] day of [●], 20[●], shall not exceed [●] GJ/d (the "Contract Demand").
article III – Delivery Point(s) and Receipt Point(s)
3.1 The Delivery Point(s) hereunder are those points specified as such in Exhibit "1" which is attached hereto and made a part hereof.
3.2 The Receipt Point(s) hereunder are those points specified as such in Exhibit "1" hereof.
Article iv -Tolls
4.1 Shipper shall pay for all transportation service hereunder from the Date of Commencement in accordance with TransCanada's FT Toll Schedule, List of Tolls, and General Terms and Conditions set out in TransCanada's Transportation Tariff as the same may be amended or approved from time to time by the National Energy Board ("NEB").

Exhibit "A" - Form of Transportation Tariff - Page 3

Article V – Term of Contract
5.1 This Contract shall be effective from the date hereof and shall continue until the [●] day of [●], 20[●].
Article vi – Notices
6.1 Any notice, request, demand, statement or bill (for the purpose of this paragraph, collectively referred to as "Notice") to or upon the respective parties hereto shall be in writing and shall be directed as follows:

IN THE CASE OF TRANSCANADA:		TRANSCANADA PIPELINES LIMITED
(i)	mailing address:	P.O. Box 1000
Station M
Calgary, Alberta
T2P 4K5

(ii)	delivery address:	TransCanada Tower
450 - 1st Street S.W.
Calgary, Alberta
T2P 5H1

		Attention:	Director, Customer Service
		Telecopy:	(403) 920 - 2446

(iii)	nominations:	Attention:	Manager, Nominations and Allocations
		Telecopy:	(403) 920 - 2446

(iv)	invoices:	Attention:	Manager, Contracts and Billing
		Telecopy:	(403) 920 - 2446

(v)	other matters:	Attention:	Director, Customer Service
		Telecopy:	(403) 920 - 2446

Exhibit "A" - Form of Transportation Tariff - Page 4

IN THE CASE OF SHIPPER:		[●]
(i)	mailing address:	[●]

(ii)	delivery address:	same as above

(iii)	nominations:	Attention:	[●]
		Telecopy:	[●]

(iv)	invoices:	Attention:	[●]
		Telecopy: E-mail address:	[●] [●]

(v)	other matters:	Attention:	[●]
		Telecopy:	[●]

Notice may be given by telecopier or other telecommunication device and any such Notice shall be deemed to be given four (4) hours after transmission.  Notice may also be given by personal delivery or by courier and any such Notice shall be deemed to be given at the time of delivery.  Any Notice may also be given by prepaid mail and any such Notice shall be deemed to be given four (4) days after mailing, Saturdays, Sundays and statutory holidays excepted.  In the event regular mail service, courier service, telecopier or other telecommunication service shall be interrupted by a cause beyond the control of the Parties hereto, then the Party sending the Notice shall utilize any service that has not been so interrupted to deliver such Notice.  Each Party shall provide Notice to the other of any change of address for the purposes hereof.  Any Notice may also be given by telephone followed immediately by personal delivery, courier, prepaid mail, telecopier or other telecommunication, and any Notice so given shall be deemed to be given as of the date and time of the telephone notice.
Article vii – Miscellaneous Provisions
7.1 The FT Toll Schedule, the List of Tolls, and the General Terms and Conditions set out in TransCanada's Transportation Tariff as amended or approved from time to time by the NEB are all by reference made a part of this Contract and operations hereunder shall, in addition to the terms and conditions of this Contract, be subject to the provisions thereof.  TransCanada shall notify Shipper at any time that TransCanada files with the NEB revisions to the FT Toll Schedule, the List of Tolls, and/or the General Terms and Conditions (the "Revisions") and shall provide Shipper with a copy of the Revisions.

Exhibit "A" Form of Transportation Tariff - Page 5

7.2 The headings used throughout this Contract, the FT Toll Schedule, the List of Tolls, and the General Terms and Conditions are inserted for convenience of reference only and are not to be considered or taken into account in construing the terms or provisions thereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.
7.3 This Contract shall be construed and applied, and be subject to the laws of the Province of Alberta, and, when applicable, the laws of Canada, and shall be subject to the rules, regulations and orders of any regulatory or legislative authority having jurisdiction.
IN WITNESS WHEREOF, the Parties hereto have executed this Contract as of the date first above written.
[●]		TRANSCANADA PIPELINES LIMITED
Per:		Per:
	Name:		Name:
	Title:		Title:

Per:		By:
	Name:		Name:
	Title:		Title:

Contract Approval
Customer Service Leader
Customer Representative
Legal Review	Proforma Approved

Exhibit "A" - Form of Transportation Tariff - Page 6

This is EXHIBIT "1" to the FIRM TRANSPORTATION SERVICE CONTRACT made as of the [●] day of [●] between TRANSCANADA PIPELINES LIMITED ("TransCanada") and [●] ("Shipper").
The Delivery Point hereunder is the point of interconnection between the pipeline facilities of TransCanada and [●] which is located at:
[●]
The Receipt Point hereunder is the point of interconnection between the pipeline facilities of TransCanada and [●] which is located at:
[●]

Exhibit "1" - Form of Firm Transportation Service Contract